Exhibit 99.1

KONTOOR BRANDS REPORTS 2025 THIRD QUARTER RESULTS; RAISES 2025 OUTLOOK

Third Quarter 2025 Highlights
•Revenue of $853 million increased 27 percent compared to prior year, including a 2 point impact from a shift in the timing of shipments from the third quarter to the fourth quarter
•Reported gross margin was 41.3 percent. Adjusted gross margin of 45.8 percent increased 80 basis points compared to prior year
•Reported operating income was $64 million. Adjusted operating income of $122 million increased 14 percent compared to prior year
•Reported EPS was $0.66. Adjusted EPS of $1.44 increased 5 percent compared to prior year
•The Company made a $25 million voluntary term loan payment
•As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.53 per share, a 2 percent increase

Updated Full Year 2025 Outlook
•Revenue now expected to be at the high end of the prior outlook range of $3.09 to $3.12 billion, representing an increase of approximately 19 to 20 percent
•Adjusted gross margin now expected to be approximately 46.4 percent (46.1 percent prior), representing an increase of 130 basis points compared to prior year
•Adjusted operating income now expected to be approximately $449 million ($443 million prior), representing an increase of 18 percent compared to prior year
•Adjusted EPS now expected to be approximately $5.50 ($5.45 prior), representing an increase of 12 percent compared to prior year
•Cash from operations now expected to approximate $400 million
•The Company expects to make a $185 million voluntary term loan payment in the fourth quarter, resulting in $235 million of full year voluntary term loan payments

GREENSBORO, N.C. - November 3, 2025 - Kontoor Brands, Inc. (NYSE: KTB) today reported financial results for its third quarter ended September 27, 2025.

“Our third quarter results exceeded expectations driven by the strength of our expanded brand portfolio, gross margin expansion, and operational execution,” said Scott Baxter, President, Chief Executive Officer and Chairman of the Board of Directors. “While a shift in the timing of shipments impacted revenue growth, Wrangler drove another quarter of broad-based growth and market share gains, Helly Hansen delivered better than expected revenue and profitability, and we launched Lee’s first equity campaign in years while improving the health of the marketplace. Based on our stronger year-to-date performance and increased visibility, we are raising our full year outlook and are well positioned to finish a record year with momentum.”

Third Quarter 2025 Income Statement Review

Revenue was $853 million and increased 27 percent compared to prior year. Revenue in the quarter included a 2 point impact from a shift in the timing of shipments from the third quarter to the fourth quarter.

Wrangler brand global revenue was $471 million and increased 2 percent compared to prior year. Revenue in the quarter included a 3 point impact from a shift in the timing of shipments from the third quarter to the fourth quarter. Wrangler U.S. revenue increased 1 percent, driven by an 11 percent increase in direct-to-consumer. U.S. wholesale was flat compared to prior year as a result of the timing shift. Wrangler international revenue increased 6 percent compared to prior year, driven by a 5 percent increase in wholesale and a 12 percent increase in direct-to-consumer.

Lee brand global revenue was $187 million and decreased 8 percent compared to prior year. Revenue in the quarter included a $7 million impact from proactive inventory management actions in China. Lee U.S. revenue decreased 9 percent driven by an 11 percent decrease in wholesale partially offset by a 15 percent increase in digital. Lee international revenue decreased 5 percent including an 8 percentage point impact from proactive inventory management actions in China. A 7 percent decrease in wholesale was partially offset by an 8 percent increase in brick-and-mortar.

Helly Hansen global revenue was $193 million. Sport and Workwear revenue was $143 million and $42 million, respectively. Musto brand revenue was $7 million. U.S. revenue was $40 million and international revenue was $153 million.

Gross margin decreased 340 basis points to 41.3 percent on a reported basis and increased 80 basis points to 45.8 percent on an adjusted basis compared to prior year, including a 60 basis point impact from the acquisition of Helly Hansen. Excluding Helly Hansen, adjusted gross margin increased 140 basis points driven by the benefits from Project Jeanius, channel and product mix, and targeted pricing actions, partially offset by increased product costs and the impact from recently enacted increases in tariffs.

Selling, General & Administrative (SG&A) expenses were $288 million, or 33.8 percent of revenue on a reported basis. On an adjusted basis, SG&A expenses were $269 million, or 31.5 percent of revenue. Excluding Helly Hansen, adjusted SG&A expenses were $195 million, consistent with the prior year, supported by lower distribution and freight expenses and the benefits of Project Jeanius.

Operating income was $64 million on a reported basis. On an adjusted basis, operating income was $122 million and increased 14 percent compared to prior year. Adjusted operating margin of 14.3 percent decreased 160 basis points compared to prior year. Excluding Helly Hansen, adjusted operating income was $112 million and increased 4 percent compared to prior year, resulting in a 100 basis point increase in adjusted operating margin to 16.9 percent of revenue.

Earnings per share (EPS) was $0.66 on a reported basis. On an adjusted basis, EPS was $1.44, representing an increase of 5 percent, including a $0.03 contribution from Helly Hansen.

Balance Sheet and Liquidity Review

The Company ended the third quarter with $82 million in cash and cash equivalents, and $1.34 billion in long-term debt. During the quarter, the Company made a $25 million voluntary debt repayment.

At the end of the third quarter, the Company had no outstanding borrowings under the Revolving Credit Facility and $494 million available for borrowing against this facility.

Inventory at the end of the third quarter was $765 million, including inventory from the acquisition of Helly Hansen. Excluding Helly Hansen, inventory of $560 million increased 21 percent compared to prior year driven by a temporary increase in inventory to support the Company’s Project Jeanius-related supply chain transformation, earlier than expected receipts of inventory as a result of improved lead times across the supply chain, and the impact of tariffs. The Company expects total inventory in the fourth quarter of approximately $645 million, representing a decrease of approximately $120 million from the third quarter.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.53 per share, a 2 percent increase, payable on December 18, 2025, to shareholders of record at the close of business on December 8, 2025.

The Company returned $29 million to shareholders through dividends during the third quarter. The Company has $215 million remaining under its authorized share repurchase program.

Updated Full Year 2025 Outlook

“We are raising our full year outlook to reflect stronger revenue and earnings growth, accelerating cash generation, and the scaling benefits from Project Jeanius,” said Scott Baxter, President, Chief Executive Officer and Chairman of the Board of Directors. “We expect the near-term environment to remain dynamic, but I am confident our strong fundamentals, operational execution, and increasing capital allocation optionality will continue to drive strong value creation for our shareholders.”

The Company’s outlook continues to include the impact from recently enacted increases in tariffs, net of mitigating actions. The Company’s outlook continues to assume a 30 percent reciprocal tariff on China and a 20 percent reciprocal tariff on all other countries from which the Company sources product, with the exception of Mexico, consistent with the prior outlook. Based on currently available information, the Company’s imports from Mexico to the U.S. remain exempt under USMCA.

The Company continues to expect to substantially offset the impact from recently enacted increases in tariffs over a 12 to 18 month period through a combination of targeted price increases, sourcing and production optimization within our global supply chain, inventory management, supplier partnerships and other initiatives.

The Company’s updated full year 2025 outlook includes the following assumptions:

•Revenue is now expected to be at the high end of the prior outlook range of $3.09 to $3.12 billion, representing growth of approximately 19 to 20 percent compared to the prior year.

The Company expects Helly Hansen to contribute approximately $460 million to 2025 revenue, compared to the prior outlook of approximately $455 million. Excluding the impact of Helly Hansen, the Company expects full year 2025 revenue growth of approximately 2 percent.

The Company expects fourth quarter revenue to be in the range of $970 to $980 million, representing growth of approximately 39 to 40 percent, including an approximate 4 point benefit from a 53rd week.

•Adjusted gross margin is now expected to be approximately 46.4 percent, representing an increase of 130 basis points compared to the prior year. This compares to the prior outlook of 100 basis points of gross margin expansion.

•Adjusted SG&A is expected to increase approximately 24 percent compared to the prior year, consistent with the prior outlook.

•Adjusted operating income is now expected to be approximately $449 million, representing an increase of 18 percent compared to the prior year. This compares to the prior outlook of $443 million.

•Adjusted EPS is now expected to be approximately $5.50, representing an increase of 12 percent compared to the prior year. This compares to the prior outlook of approximately $5.45. Helly Hansen is expected to contribute $0.20 to full year adjusted earnings per share, consistent with the prior outlook.

The Company expects fourth quarter adjusted EPS of approximately $1.64 compared to adjusted EPS of $1.38 in the prior year.

•Capital expenditures are expected to be approximately $25 million.

•For the full year, the Company expects an effective tax rate of approximately 21 percent. Interest expense is expected to approximate $50 million. Adjusted other expense is expected to approximate $11 million. Average shares outstanding are expected to be approximately 56 million.

•The Company now expects cash flow from operations to approximate $400 million. This compares to the prior outlook to exceed $375 million.

This release refers to “adjusted” amounts from 2025 and 2024 and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis. Amounts as presented herein may not recalculate due to the use of unrounded numbers.

Webcast Information

Kontoor Brands will host its third quarter 2025 conference call beginning at 8:30 a.m. Eastern Time today, November 3, 2025. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2025 represent (i) acquisition and integration-related costs associated with the acquisition of Helly Hansen and (ii) restructuring and transformation costs related to the closure of a portion of our manufacturing facilities, business optimization activities and actions to streamline and transfer select production within our internal manufacturing network. Adjustments during 2024 represent restructuring and transformation costs related to business optimization activities and actions to streamline and transfer select production within our internal manufacturing network. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Organic Amounts - This release refers to “organic” amounts, which represent operating results excluding contributions from the Helly Hansen and Musto brands for the three months ended September 2025.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

For forward-looking non-GAAP measures included in this filing, the Company does not provide a reconciliation to the most comparable GAAP financial measures because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing and/or amount of various items that have not yet occurred and have been excluded from adjusted measures. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a portfolio of three of the world’s most iconic lifestyle, outdoor and workwear brands: Wrangler®, Lee® and Helly Hansen®. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including elevated interest rates, moderating inflation, fluctuating foreign currency exchange rates, global supply chain issues and inconsistent consumer demand, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company’s business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; reliance on a small number of large customers; potential difficulty in integrating Helly Hansen and/or in achieving the expected growth, cost savings and/or synergies from the acquisition; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; intense industry competition; the ability to accurately forecast demand for products; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company’s ability to maintain the images of its brands; changes to trade policy, including tariffs, reciprocal tariffs and import/export regulations; disruption and volatility in the global capital and credit markets and its impact on the Company's ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products, including as a result of tariffs and reciprocal tariffs; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; potential challenges with the Company’s implementation of Project Jeanius; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss or maintain operational performance; ability to properly collect, use, manage and secure consumer and employee data; legal, regulatory, political and economic risks; the impact of climate change and related legislative and regulatory responses; stakeholder response to sustainability issues, including those related to climate change; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; and fluctuations in the amount and frequency of our share repurchases. Many of the foregoing risks and uncertainties will be exacerbated by any worsening of the global business and economic environment.

More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Michael Karapetian, (336) 332-4263
Vice President, Corporate Development, Strategy, and Investor Relations
Michael.Karapetian@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Senior Director, Corporate Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September		%	Nine Months Ended September		%
(Dollars and shares in thousands, except per share amounts)	2025	2024	Change	2025	2024	Change
Net revenues	$853,215	$670,194	27%	$2,134,375	$1,908,294	12%
Costs and operating expenses
Cost of goods sold	501,054	370,684	35%	1,181,741	1,052,280	12%
Selling, general and administrative expenses	288,309	201,189	43%	736,946	598,020	23%
Total costs and operating expenses	789,363	571,873	38%	1,918,687	1,650,300	16%
Operating income	63,852	98,321	(35)%	215,688	257,994	(16)%
Interest expense	(18,972)	(11,178)	70%	(42,265)	(30,852)	37%
Interest income	349	2,965	(88)%	6,686	8,006	(16)%
Other (expense) income, net	(3,909)	(3,335)	17%	14,852	(9,239)	261%
Income before income taxes	41,320	86,773	(52)%	194,961	225,909	(14)%
Income taxes	(6,010)	(16,225)	(63)%	(43,164)	(44,085)	(2)%
Income from equity method investment	1,634	—	*	1,898	—	*
Net income	$36,944	$70,548	(48)%	$153,695	$181,824	(15)%
Earnings per common share
Basic	$0.66	$1.27		$2.77	$3.27
Diluted	$0.66	$1.26		$2.74	$3.22
Weighted average shares outstanding
Basic	55,575	55,421		55,497	55,655
Diluted	56,069	56,054		56,034	56,416
* Calculation not meaningful.
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53-week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended September 2025 and September 2024 correspond to the 13-week and 39-week fiscal periods ended September 27, 2025 and September 28, 2024, respectively. References to September 2025, December 2024 and September 2024 relate to the balance sheets as of September 27, 2025, December 28, 2024 and September 28, 2024, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 2025	December 2024	September 2024
ASSETS
Current assets
Cash and cash equivalents	$82,428	$334,066	$269,427
Accounts receivable, net	365,970	243,660	230,435
Inventories	764,988	390,209	461,510
Prepaid expenses and other current assets	124,667	96,346	104,855
Total current assets	1,338,053	1,064,281	1,066,227
Property, plant and equipment, net	131,755	103,300	106,842
Operating lease assets	152,723	47,171	54,638
Intangible assets, net	454,521	11,232	11,778
Goodwill	518,675	208,787	209,843
Other assets	267,044	215,768	203,795
TOTAL ASSETS	$2,862,771	$1,650,539	$1,653,123
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$348,741	$179,680	$201,863
Accrued and other current liabilities	315,201	193,335	204,375
Operating lease liabilities, current	38,345	20,890	21,050
Total current liabilities	702,287	393,905	427,288
Operating lease liabilities, noncurrent	119,975	29,955	36,572
Other liabilities	168,776	86,309	87,350
Long-term debt	1,342,117	740,315	744,986
Total liabilities	2,333,155	1,250,484	1,296,196
Commitments and contingencies
Total equity	529,616	400,055	356,927
TOTAL LIABILITIES AND EQUITY	$2,862,771	$1,650,539	$1,653,123

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September
(In thousands)	2025	2024
OPERATING ACTIVITIES
Net income	$153,695	$181,824
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	34,529	29,052
Stock-based compensation	29,683	16,316
Other, including working capital changes, net of business acquisition effects	(50,453)	59,066
Cash provided by operating activities	167,454	286,258
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(14,451)	(11,841)
Capitalized computer software	(3,149)	(2,766)
Business acquisition, net of cash received	(899,372)	—
Proceeds from the settlement of foreign exchange contracts to hedge business acquisition	24,115	—
Other	2,937	(1,858)
Cash used by investing activities	(889,920)	(16,465)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	1,000,000	—
Payment of debt issuance costs	(7,433)	—
Repayments of term loan	(395,000)	(40,000)
Repurchases of Common Stock	—	(85,677)
Dividends paid	(86,618)	(83,306)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(9,092)	(1,769)
Cash provided (used) by financing activities	501,857	(210,752)
Effect of foreign currency rate changes on cash and cash equivalents	(31,029)	(4,664)
Net change in cash and cash equivalents	(251,638)	54,377
Cash and cash equivalents – beginning of period	334,066	215,050
Cash and cash equivalents – end of period	$82,428	$269,427

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended September		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2025	2024
Segment revenues:
Wrangler	$471,231	$464,107	2%	1%
Lee	186,743	202,343	(8)%	(9)%
Helly Hansen	185,930	—	*	*
Total reportable segment revenues	843,904	666,450	27%	26%
Other revenues (b)	9,311	3,744	149%	149%
Total net revenues	$853,215	$670,194	27%	27%
Segment profit (loss):
Wrangler	$116,413	$97,753	19%
Lee	16,711	23,355	(28)%
Helly Hansen	8,009	—	*
Reconciliation to income before income taxes:
Corporate and other expenses	(79,617)	(26,307)	203%
Interest expense	(18,972)	(11,178)	70%
Interest income	349	2,965	(88)%
(Loss) profit related to other revenues (b)	(1,573)	185	(950)%
Income before income taxes	$41,320	$86,773	(52)%

	Nine Months Ended September		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2025	2024
Segment revenues:
Wrangler	$1,352,756	$1,302,846	4%	4%
Lee	552,270	597,085	(8)%	(8)%
Helly Hansen	212,602	—	*	*
Total reportable segment revenues	2,117,628	1,899,931	11%	11%
Other revenues (b)	16,747	8,363	100%	100%
Total net revenues	$2,134,375	$1,908,294	12%	12%
Segment profit (loss):
Wrangler	$311,352	$260,758	19%
Lee	61,575	71,816	(14)%
Helly Hansen	3,196	—	*
Reconciliation to income before income taxes:
Corporate and other expenses	(142,756)	(82,745)	73%
Interest expense	(42,265)	(30,852)	37%
Interest income	6,686	8,006	(16)%
Loss related to other revenues (b)	(2,827)	(1,074)	163%
Income before income taxes	$194,961	$225,909	(14)%
(a) Refer to constant currency definition on the following pages.
(b) We report an “Other” category to reconcile segment revenues to total net revenues and segment profit to income before income taxes, but the Other category does not meet the criteria to be considered a reportable segment. Other includes sales and licensing of the Musto®, Chic® and Rock & Republic® brands, as well as other company-owned brands and private label apparel, and the associated costs.
* Calculation not meaningful.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended September 2025
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$471,231	$(2,144)	$469,087
Lee	186,743	(2,903)	183,840
Helly Hansen	185,930	—	185,930
Total reportable segment revenues	843,904	(5,047)	838,857
Other revenues	9,311	—	9,311
Total net revenues	$853,215	$(5,047)	$848,168

	Nine Months Ended September 2025
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$1,352,756	$(468)	$1,352,288
Lee	552,270	(40)	552,230
Helly Hansen	212,602	—	212,602
Total reportable segment revenues	2,117,628	(508)	2,117,120
Other revenues	16,747	—	16,747
Total net revenues	$2,134,375	$(508)	$2,133,867
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted and Adjusted Organic Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended September
(Dollars in thousands, except per share amounts)	2025	2024

Net revenues - as reported under GAAP	$853,215	$670,194
Contribution from Helly Hansen (a)	192,650	—
Organic net revenues	$660,565	$670,194

Cost of goods sold - as reported under GAAP	$501,054	$370,684
Restructuring and transformation costs (b)	(38,455)	(2,058)
Adjusted cost of goods sold	462,599	368,626
Contribution from Helly Hansen (a)	108,526	—
Adjusted organic cost of goods sold	$354,073	$368,626

Selling, general and administrative expenses - as reported under GAAP	$288,309	$201,189
Restructuring and transformation costs (b)	(7,558)	(6,382)
Acquisition and integration-related costs (c)	(11,998)	—
Adjusted selling, general and administrative expenses	268,753	194,807
Contribution from Helly Hansen (a)	73,767	—
Adjusted organic selling, general and administrative expenses	$194,986	$194,807

Diluted earnings per share - as reported under GAAP	$0.66	$1.26
Restructuring and transformation costs (b)	0.62	0.11
Acquisition and integration-related costs (c)	0.16	—
Adjusted diluted earnings per share	1.44	1.37
Contribution from Helly Hansen (a)	0.03	—
Adjusted organic diluted earnings per share	$1.41	$1.37

Net income - as reported under GAAP	$36,944	$70,548
Income taxes	6,010	16,225
Interest expense	18,972	11,178
Interest income	(349)	(2,965)
EBIT	$61,577	$94,986
Depreciation and amortization	14,701	9,522
EBITDA	$76,278	$104,508
Restructuring and transformation costs (b)	46,013	8,440
Acquisition and integration-related costs (c)	11,998	—
Adjusted EBITDA	$134,289	$112,948
As a percentage of total net revenues	15.7%	16.9%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis, on an adjusted basis and on an adjusted organic basis, which excludes the operating results from the Helly Hansen acquisition. EBIT, EBITDA and adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) Contribution from Helly Hansen represents the operating results from the Helly Hansen® and Musto® brands for the three months ended September 2025.
(b) See Note 1 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.
(c) See Note 2 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended September
	2025			2024
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	Adjusted Organic	GAAP	Adjusted

Net revenues	$853,215	$853,215	$660,565	$670,194	$670,194

Gross margin	$352,161	$390,616	$306,492	$299,510	$301,568
As a percentage of total net revenues	41.3%	45.8%	46.4%	44.7%	45.0%

Selling, general and administrative expenses	$288,309	$268,753	$194,986	$201,189	$194,807
As a percentage of total net revenues	33.8%	31.5%	29.5%	30.0%	29.1%

Operating income	$63,852	$121,863	$111,506	$98,321	$106,761
As a percentage of total net revenues	7.5%	14.3%	16.9%	14.7%	15.9%
Earnings per share - diluted	$0.66	$1.44	$1.41	$1.26	$1.37

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis, on an adjusted basis and on an adjusted organic basis, which excludes the operating results from the Helly Hansen acquisition. These adjusted and adjusted organic presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended September 2025
	Revenues - As Reported
(In thousands)	Wrangler	Lee	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$374,024	$93,586	$30,432	$2,588	$500,630
International Wholesale	54,113	60,738	125,366	3,752	243,969
Direct-to-Consumer	43,094	32,419	30,132	2,971	108,616
Total	$471,231	$186,743	$185,930	$9,311	$853,215

Geographic revenues
U.S.	$410,541	$108,216	$39,408	$3,017	$561,182
International	60,690	78,527	146,522	6,294	292,033
Total	$471,231	$186,743	$185,930	$9,311	$853,215

	Three Months Ended September 2024
	Revenues - As Reported
(In thousands)	Wrangler	Lee	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$373,643	$105,342	$—	$3,577	$482,562
International Wholesale	51,599	65,268	—	—	116,867
Direct-to-Consumer	38,865	31,733	—	167	70,765
Total	$464,107	$202,343	$—	$3,744	$670,194

Geographic revenues
U.S.	$406,656	$119,254	$—	$3,744	$529,654
International	57,451	83,089	—	—	140,540
Total	$464,107	$202,343	$—	$3,744	$670,194

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended September
	2025	2024	2025 to 2024
(Dollars in thousands)	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$410,541	$406,656	1%	1%
Lee U.S.	108,216	119,254	(9)%	(9)%
Helly Hansen U.S.	39,408	—	*	*
Other U.S.	3,017	3,744	(19)%	(19)%
Total U.S. revenues	$561,182	$529,654	6%	6%

Wrangler International	$60,690	$57,451	6%	2%
Lee International	78,527	83,089	(5)%	(9)%
Helly Hansen International	146,522	—	*	*
Other International	6,294	—	*	*
Total International revenues	$292,033	$140,540	108%	104%

Global Wrangler	$471,231	$464,107	2%	1%
Global Lee	186,743	202,343	(8)%	(9)%
Global Helly Hansen	185,930	—	*	*
Global Other	9,311	3,744	149%	149%
Total revenues	$853,215	$670,194	27%	27%
* Calculation not meaningful.

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)” for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Adjusted Return on Invested Capital and Pro Forma Net Leverage Ratio (Non-GAAP)
(Unaudited)

(Dollars in thousands)	Trailing Twelve Months Ended
Numerator	September 2025	September 2024
Net income	$217,673	$250,595
Plus: Income taxes	54,700	40,843
Plus: Interest income (expense), net	42,408	31,147
EBIT	$314,781	$322,585
Plus: Restructuring and transformation costs (a)	82,954	26,832
Plus: Acquisition and integration-related costs (a)	12,248	—
Plus: Operating lease interest (b)	1,604	1,213
Adjusted EBIT	$411,587	$350,630
Adjusted effective income tax rate (c)	19%	15%
Adjusted net operating profit after taxes	$332,636	$298,309

Depreciation and amortization	48,112
Pro forma adjusted EBITDA (d)	$506,134

Denominator	September 2025	September 2024	September 2023
Equity	$529,616	$356,927	$347,624
Plus: Current portion of long-term debt and other borrowings	—	—	17,500
Plus: Noncurrent portion of long-term debt	1,342,117	744,986	768,595
Plus: Operating lease liabilities (e)	158,320	57,622	62,323
Less: Cash and cash equivalents	(82,428)	(269,427)	(77,828)
Invested capital	$1,947,625	$890,108	$1,118,214
Average invested capital (f)	$1,418,867	$1,004,161

Net income to average debt and equity (g)	14.6%	22.4%
Adjusted return on invested capital	23.4%	29.7%
Operating income to net debt ratio (h)	4.2
Pro forma net leverage ratio (i)	2.5
Non-GAAP Financial Information: Adjusted return on invested capital (“ROIC”) is a non-GAAP measure. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Additionally, pro forma net leverage ratio is a non-GAAP measure. We believe this metric is useful in assessing our financial leverage. ROIC and pro forma net leverage ratio may be different from similarly titled measures used by other companies. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) See Note 3 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.
(b) Operating lease interest is based upon the discount rate for each lease and recorded as a component of rent expense within “Selling, general and administrative expenses” in the Company's statements of operations. The adjustment for operating lease interest represents the add-back to earnings before interest and taxes (“EBIT”) based upon the assumption that properties under our operating leases were owned or accounted for as finance leases. Operating lease interest is added back to EBIT in the adjusted ROIC calculation to account for differences in capital structure between us and other companies.
(c) Effective income tax rate adjusted for acquisition and integration-related and restructuring and transformation costs and the corresponding tax impact. See Note 3 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.
(d) Calculated as the total of reported adjusted EBITDA for the trailing 12 month period and Helly Hansen's EBITDA of $48.0 million for the period October 2024 through May 2025, prior to Kontoor's ownership.
(e) Total of “Operating lease liabilities, current” and “Operating lease liabilities, noncurrent” in the Company's balance sheets.
(f) The average is based on the “Invested capital” at the end of the current period and at the end of the comparable prior period.
(g) Calculated as “Net income” divided by average “Debt” and “Equity.” “Debt” includes the current and noncurrent portion of long-term debt as well as other short-term borrowings. The average is based on the subtotal of “Debt” and “Equity” at the end of the current period and at the end of the comparable prior period.
(h) Calculated as net debt divided by reported operating income for the trailing twelve month period. Net debt is defined as "Debt" less "Cash and cash equivalents" at the end of the current period.
(i) Calculated as net debt divided by pro forma adjusted EBITDA for the trailing 12 month period.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted and Adjusted Organic Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(1) During the three months ended September 2025, restructuring and transformation costs included $38.1 million related to the closure of a portion of our manufacturing facilities and $0.4 million related to streamlining and transferring select production within our internal manufacturing network, which were recorded to "cost of goods sold", and $7.6 million related to business optimization activities recorded to "selling, general and administrative expenses." Total restructuring and transformation costs resulted in a corresponding tax impact of $11.1 million for the three months ended September 2025.
During the three months ended September 2024, restructuring and transformation costs included $6.4 million related to business optimization activities and $2.1 million related to streamlining and transferring select production within our internal manufacturing network. Total restructuring and transformation costs resulted in a corresponding tax impact of $2.0 million for the three months ended September 2024.
(2) During the three months ended September 2025, acquisition and integration-related costs included $12.0 million of professional and other fees. Total acquisition and integration-related costs resulted in a corresponding tax impact of $2.9 million for the three months ended September 2025.
(3) During the trailing twelve months ended September 2025, restructuring and transformation costs were $83.0 million related to business optimization activities, the closure of a portion of our manufacturing facilities and streamlining and transferring select production within our internal manufacturing network. Acquisition and integration-related costs included $36.3 million of professional and other fees, and $24.1 million of gains related to foreign currency exchange contracts to hedge the purchase price of the Helly Hansen acquisition. In total, these costs resulted in a corresponding tax impact of $19.9 million for the trailing twelve months ended September 2025.
During the trailing twelve months ended September 2024, restructuring and transformation costs were $26.8 million related to business optimization activities, streamlining and transferring select production within our internal manufacturing network, optimizing and globalizing our operating model and reductions in our global workforce. Total restructuring and transformation costs resulted in a corresponding tax impact of $6.6 million for the trailing twelve months ended September 2024.